As filed with the Securities and Exchange Commission on February 3, 2016
Registration No. 333-144646
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3
TO FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EAU Technologies, Inc.
Delaware	(Name of Registrant in Our Charter)	87-0654478
(State of Incorporation )	2842 (Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.) Douglas Kindred
Suite A		Suite A
1890 Cobb International Blvd		1890 Cobb International Blvd
Kennesaw, Georgia 30152		Kennesaw, Georgia 30152
(678) 388-9492		(678)-388-9492
(Address and telephone number of Principal Place of Business)		(Name, address and telephone number of agent for service)
Copies to:
Robert F. Dow, Esq. Arnall Golden Gregory LLP 171 17th Street, N.W. Suite 2100 Atlanta, GA 30363-1031 Telephone No.: 404-873-8706 Telecopier No.: 404-873-8707

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer          ❒                                                                  Accelerated filer                    ❒
Non-accelerated filer              ❒                                                                 Smaller reporting company  ☑
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 amends the Registration Statement on Form S-1, Registration No. 333-144646 (the "Registration Statement"), of EAU Technologies, Inc. (the "Company"), which was filed with the Securities and Exchange Commission and became effective on April 21, 2008.  The Registration Statement registered 3,596,032 shares of the Company's common stock, par value $0.001 per share ("Common Stock").

The offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration 3,596,032 shares of the Common Stock registered, but unsold, under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on this 3rd day of February, 2016.

EAU Technologies, Inc.

By: /s/ Brian D. Heinhold
Brian D. Heinhold
Chief Financial Officer